Exhibit 8.2

May 30, 2023

Board of Directors

Blackhawk Bancorp, Inc.

400 Broad Street

Beloit, Wisconsin 53511

Dear Board:	Re:	Qualification of Merger as a Reorganization within the meaning of Section 368(a) of the Internal Revenue Code

You have requested our opinion with respect to (1) whether the merger (the “Merger”) of Blackhawk Bancorp, Inc, a Wisconsin corporation (“Blackhawk”), with and into Eagle Sub LLC, a Wisconsin limited liability company (“Eagle”) and wholly owned subsidiary of First Mid Bancshares, Inc., a Delaware corporation (“First Mid”), pursuant to the Agreement and Plan of Merger by and among First Mid, Eagle, and Blackhawk dated as of March 20, 2023 (the “Merger Agreement”), will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes, and (2) whether each of Blackhawk and First Mid will be a “party” to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code for U.S. federal income tax purposes. This opinion is being delivered pursuant to Section 7.8 of the Merger Agreement. First Mid will file a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission on the date hereof or shortly thereafter in connection with the Merger under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is an exhibit.

In connection with the Merger, we assume as accurate the following:

1.                  The Merger Agreement will be implemented in accordance with its terms and conditions.

2.                  As a result of the first assumption, the Merger will be effected pursuant to the Wisconsin Business Corporation Law and the Wisconsin Uniform Limited Liability Company Law.

3.                  As a result of the Merger, Blackhawk’s shareholders (in the aggregate and including any dissenters) will receive First Mid common stock having a value, measured at the Merger's effective time, of not less than 40 percent of the value of all of Blackhawk’s outstanding stock, also measured at the Merger's effective time.

4.                  The statements concerning the Merger and the parties thereto set forth in the Merger Agreement are true, correct, and complete in all respects, and the Registration Statement is true, correct, and complete in all respects.

Board of Directors

May 30, 2023

5.                  The factual statements and representations made by each of Blackhawk, First Mid and Eagle in its respective Officer’s Certificate dated as of the date hereof and delivered to Reinhart Boerner Van Deuren s.c. for purposes of this opinion are true, correct, and complete in all respects and will remain true, correct, and complete in all respects at all times up to and including the effective time of the Merger.

Subject to the limitations described herein and based on the assumptions described above, we are of the opinion that (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes, and (2) each of Blackhawk and First Mid will be a “party” to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code for U.S. federal income tax purposes.

This opinion is limited to the U.S. federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations.

A particular Blackhawk shareholder’s circumstances may cause the shareholder’s tax consequences to differ from those described herein. For example, particular shareholders may be subject to special treatment under certain U.S. federal income tax laws. Such particular shareholders include shareholders who are dealers or traders in securities or who mark securities to market, financial institutions, insurance companies, tax-exempt organizations, and persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or subject to the “golden parachute” provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences). Other shareholders whose circumstances may cause the shareholder’s tax consequences to differ from those described herein include shareholders who acquired Blackhawk stock pursuant to employee stock options or otherwise as compensation, who do not hold their Blackhawk stock as a capital asset, or who hold their Blackhawk stock as part of a “straddle,” “conversion transaction,” or constructive sale or other integrated transaction.

This opinion is based on the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations issued or proposed thereunder, the current positions of the Internal Revenue Service (the “IRS”) that it has published in revenue rulings, revenue procedures, notices, and announcements, existing judicial decisions, and other applicable tax authorities. These authorities are subject to change and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different and we assume no obligation to revise or supplement this opinion should the present laws referred to above change by legislative or administrative action, judicial action, or otherwise.

Board of Directors

May 30, 2023

This opinion is based solely on the assumptions listed above and the information set forth in the Registration Statement, Merger Agreement (including all exhibits attached thereto), and Officer’s Certificates furnished by Blackhawk, First Mid and Eagle dated as of the date hereof. In our examination of relevant documents, we have assumed the genuineness of all signatures, the conformity to original documents of all copies of documents submitted to us, and the authenticity of such copies. We cannot and do not represent that we checked the accuracy of the statements of fact or financial calculations contained in such documents and in documents incorporated by reference. Our opinion could be affected if any of the information on which we have relied is incorrect or if changes in the relevant facts occur after the date hereof.

This opinion is not binding on the IRS, and we can make no assurance that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

This opinion is limited to the matters expressly set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is delivered solely for the benefit of Blackhawk and no other party or entity is entitled to rely on this opinion without our express prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY /s/ Lucien Beaudry